Exhibit 99.1

FOR IMMEDIATE RELEASE

BMHC STATEMENT REGARDING NYSE LISTING STANDARDS

SAN FRANCISCO, CA, October 16, 2008 - Building Materials Holding Corporation (NYSE: BLG), a leading provider of building materials and construction services to professional residential builders and contractors, today announced that it is not in compliance with the continued listing standards of the New York Stock Exchange ("NYSE") because the thirty-trading-day average closing price of the Company's common stock was less than $1.00.

The Company intends to cure the deficiency, and will remain in communication with the NYSE throughout the process. Under NYSE rules, the Company generally has six months to cure this deficiency before the NYSE initiates suspension and delisting procedures. If the trading average does not sufficiently improve, the Company intends to consider all available alternatives including, among other things, a reverse stock split. During the six-month cure period, the Company's common stock will remain listed on the NYSE, provided that the Company continues to satisfy the minimum market capitalization standard, which requires the Company to maintain a thirty-trading-day average market capitalization of at least $25 million. As of October 15, 2008, the Company’s thirty-trading-day average market capitalization was $26.6 million. The Company will continue to monitor its compliance with this standard but may not be able to maintain the required market capitalization level. Any failure to comply would result in immediate delisting from the NYSE without any cure period.

The Company noted that failure to be listed on the NYSE would not constitute a default under the Company’s credit agreement. In addition, the Company noted that delisting would not affect the Company’s business operations and does not change its SEC reporting requirements.

Robert E. Mellor, Chairman and Chief Executive Officer, stated, “Clearly our stock price has been impacted significantly by the continuing pressure on the homebuilding sector, the unprecedented turmoil in the financial markets, and the difficulty we face in such an environment. Despite this, we have continued to implement operational and financial actions designed to address the impact of the downturn. In particular, we have recently announced the successful negotiation of an amendment to our $540 million secured credit facility. In September, we also completed our project of centralizing back-office functions on schedule, and remain on target to substantially complete our operational restructuring program by the end of this quarter.”

About BMHC
BMHC is one of the largest providers of building materials and residential construction services in the United States. We serve the homebuilding industry through two recognized brands: as BMC West, we distribute building materials and manufacture building components for professional builders and contractors in the western and southern states; as SelectBuild, we provide construction services to high-volume production homebuilders in key markets across the country. To learn more about BMHC, visit our website at http://www.bmhc.com.

BUSINESS RISKS AND FORWARD-LOOKING STATEMENTS
There are a number of business risks and uncertainties that affect our operations and therefore could cause future results to differ from past performance or expected results. Additional information regarding business risks and uncertainties is contained in Part II Item 1A of our most recent Form 10-Q. These risks and uncertainties may include, however are not limited to:
•
demand for and supply of single-family homes which is influenced by changes in the overall condition of the U.S. economy, including interest rates, consumer confidence, job formation and other important factors;

•	our business model;
•	our ability to implement and maintain cost structures that align with revenue trends;
•	our liquidity is dependent on operating performance, compliance with financial covenants and cash resources;
•	changes in the business models of our customers may limit our ability to provide building products and construction services required by our customers;
•	the integration of acquired businesses may not result in anticipated cost savings and revenue synergies being fully realized or may take longer to realize than expected;
•	losses of and changes in customers;
•	availability of and our ability to attract, train and retain qualified individuals;
•	fluctuations in our costs and availability of sourcing channels for commodity wood products, concrete, steel and other building materials;
•	intense competition;
•	weather conditions including natural catastrophic events;
•	exposure to construction defect and product liability claims as well as other legal proceedings;
•	disruptions in our information systems;
•	actual and perceived vulnerabilities as a result of terrorist activities and armed conflict;
•	costs and/or restrictions associated with federal, state and other regulations; and

•	numerous other matters of a local and regional scale, including those of a political, economic, business, competitive or regulatory nature.

Risks related to our shares may include, however are not limited to:
•	price for our shares may fluctuate significantly; and
•	anti-takeover defenses and certain provisions could prevent an acquisition of our company or limit share price.

Certain statements in this press release and in our most recent Form 10-Q and Annual Report to Shareholders, including those related to compliance with NYSE listing standards, financial actions, changes in operations and results of those changes, expectations about homebuilding activity in our markets, demographic trends supporting homebuilding and anticipated sales and operating income are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about our expectations, anticipated financial results and future business prospects are forward-looking statements. While these statements represent our current judgment on what the future may hold and we believe these judgments are reasonable, these statements involve risks and uncertainties that are important factors that could cause our actual results to differ materially from those in forward-looking statements. These factors include, however are not limited to the risks and uncertainties cited in the above paragraph, as well as the risk that market conditions will not allow the Company to comply with the NYSE listing standards, the risk that the Company will not be able to take actions that prevent its shares from being delisted from the NYSE, the risk that we may not be able to implement all aspects of our operational restructuring program or implement them on a timely basis, and the risk that the operational and financial actions we have taken and will take will not mitigate the impact of the downturn. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date of the filing of this news release. We undertake no obligation to update forward-looking statements.

CONTACT:
Bill Smartt, Senior Vice President and Chief Financial Officer, or
Mark Kailer, Vice President, Treasurer and Investor Relations Officer,
+1-415-627-9100, both of BMHC; or
Lisa Laukkanen of The Blueshirt Group for BMHC
+1-415-217-4967, lisa@blueshirtgroup.com